Exhibit 23.2

DEGOLYER AND MACNAUGHTON
5001 Spring Valley Road
Suite 800 East
Dallas, Texas 75244

July 13, 2007

Abraxas Energy Partners, L.P.
500 N. Loop 1604 East
Suite 100
San Antonio, Texas 78232

Ladies and Gentlemen:

        We hereby consent to the use of the name DeGolyer and MacNaughton, to references to DeGolyer and MacNaughton as experts, and to the inclusion of information taken from our "Appraisal Report as of December 31, 2006 on Certain Properties owned by Abraxas Petroleum Corporation" in the "Overview," "Summary Historical and Pro Forma Reserves Data," and "Reserves Information" sections of your Registration Statement on Form S-1 dated on or about July 13, 2007.

Very truly yours,
(signed manually)
DeGOLYER and MacNAUGHTON